Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on S-1 (No. 333-238098) of Dynamic Shares Trust of our report dated January 23, 2024, relating to the combined financial statements of Dynamic Shares Trust and the individual financial statements of the fund comprising of Dynamic Shares Trust, which appears in this Form 10-K.

/s/COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania
January 23, 2024